Exhibit 10.37

***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***

THIRD AMENDMENT

TO

PRODUCT DEVELOPMENT AGREEMENT

THIS THIRD AMENDMENT (this “Amendment”) is dated as of August 29th, 2018 (the “Amendment Effective Date”), by and between (1) Scilex Pharmaceuticals, Inc., a company formed in accordance with and by virtue of the laws of the State of Delaware, having a principal place of business at 4955 Directors Place, San Diego, California 92121, USA (“Scilex”), (2) Oishi Koseido Co., Ltd., a company formed in accordance with and by virtue of the laws of Japan, having a principal place of business at 1-933, Honmachi, Tosu, Saga, 841-0037 Japan (“Oishi”), and (3) ITOCHU CHEMICAL FRONTIER Corporation, a company formed in accordance with and by virtue of the laws of Japan, having a principal place of business at 5-1, Kita-Aoyama 2-Chome, Minato-Ku, Tokyo 107-0061, Japan (“Itochu”). Oishi and Itochu are collectively the “Developers”.

WHEREAS, Scilex and Developers are Parties to that certain Product Development Agreement, dated May 11, 2011, as amended, under which the Developers agreed to develop for Scilex lidocaine tape products and granted to Scilex exclusive license and distribution rights for such lidocaine tape products for certain territories in the world (the “Development Agreement”);

WHEREAS, Scilex and the Developers are Parties to that certain Memorandum of Understanding, dated November 5, 2014, under which the Parties agreed on the management and payment of prosecution and maintenance of patent and patent applications in the certain countries in the Territory (the “Intellectual Property MOU”);

WHEREAS, The Parties agree that the Intellectual Property MOU is, as of the Amendment Effective Date, void and replaced and superseded by this Amendment; and

WHEREAS, The Parties desire to enter into this Amendment to amend certain terms of the Development Agreement, as set forth herein.

NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             DEFINITIONS.  Capitalized terms herein used which are not herein defined shall have the respective meanings ascribed to them in the Development Agreement.  All references to the term “Agreement” in the Development Agreement shall be deemed to include all of the terms and conditions of this Amendment.  For the avoidance of doubt, Scilex may be referred to in the Development Agreement, as amended by this Amendment, as either “Scilex” or “Stason.”

2.             PATENT PROSECUTION.  Article 11.2 of the Development Agreement is hereby deleted, in its entirety, and replaced with the following:

“11.2 Patent Prosecution.

11.2.1 The Parties shall cooperate in good faith to determine whether to seek or continue to seek or to maintain patent protection in the Territory with respect to the Product, the API, or any associated method of use, or method of manufacturing, or any other invention that could reasonably be expected to affect the Commercialization or value of the Product in the Territory (collectively “Inventions”).  All such Inventions shall be considered as Intellectual Property related to the Product and/or the API for the Product and shall be included under the license in Section 9.1.1.  Developers shall have the first right to pursue patent protection for any Invention that is invented by Developers and the Parties shall jointly agree on the appointment of the patent representatives in each country in the Territory.

11.2.2 In connection therewith, all Parties shall promptly provide each other with copies of all correspondence to and from each countries’ Patent Office (including the U.S. Patent and Trademark Office), as well as any related demand, notice, and summons that relates to any Invention.

11.2.3 Each Party, and its employees and agents, shall provide the other Parties and their legal representatives with reasonable assistance and cooperation with respect to such Patent prosecution, including entering into any joint defense and/or joint privilege agreement that may be reasonably requested by such Party and each Party shall consider in good faith all reasonable suggestions of the other Parties and their patent counsel related thereto.

11.2.4 Any of Developer’s Patent, patent prosecution and maintenance expenses associated with any Inventions that are related to Japan, shall be borne by Developers.  Any of Developer’s Patent, patent prosecution and maintenance expenses associated with any Invention that are related to the US, Europe, Canada, Brazil, Mexico, China and Korea, shall be borne by each Party [...***...]% (including but not limited to attorney’s fees and filing fees).  To the extent such costs exceed US $[...***...]/country/each application the excess costs shall be paid solely by Scilex.  Any of Developer’s Patent, patent prosecution and maintenance expenses associated with any Inventions that are related to all countries other than Japan, US, Europe, Canada, Brazil, Mexico, China and Korea shall be borne by Scilex.  Each Party’s patent counsel, as applicable, will timely apply for any applicable patent term extension in all countries.

11.2.5 Both Parties agree to cooperate fully in the preparation, filing, prosecution and maintenance of any of Developer’s Patents in the Territory under this Agreement, and in obtaining and maintenance of any patent extensions and the like with respect to such Patents.

11.2.6 If Developer elects (i) to abandon the prosecution or maintenance of any Developer’s Patent under which Scilex has a license hereunder, or (ii) elects not to file a patent application in the Territory for any Invention, then Developers shall promptly notify Scilex in writing at least sixty (60) days before abandonment or applicable filing deadline therefore, and Scilex shall have the right, upon providing written notice to Developers of Scilex’s election to do so, at Scilex’s expense subject to the terms of Section 11.2.4, to file, prosecute, continue to prosecute and/or maintain, as applicable, such Developer’s Patent.  In such case, Scilex shall keep Developer reasonably informed on matters regards such filing, prosecution and maintenance, including by providing Developers with a copy of any and all correspondence between Scilex and the U.S. Patent and Trademark Office, providing Developers with sufficient time to review and comment on such communications (excluding any non-substantive correspondence or communications) and Scilex shall consider in good faith the requests and suggestions of the Developers with respect to such communications with the U.S. Patent and Trademark Office.  With respect to the activities set forth in this Section 11.2.6 that are continued by Scilex, Developers shall provide a power of attorney and relevant files and other information owned or controlled by Developers pertaining to such Developer’s Patents or Program Developments, as soon as reasonably practical after receiving such written election by Scilex.”

3.             NO OTHER AMENDMENT.  Except as expressly provided in this Amendment, all other terms, conditions and provisions of the Development Agreement, as amended, shall apply and remain in full force and effect.  To the extent there are any conflicts, inconsistencies or ambiguities between the terms of this Amendment and the Development Agreement, the terms of this Amendment shall supersede and prevail.

4.             COUNTERPARTS.  This Amendment may be executed in three counterparts each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.  Signatures to this Amendment transmitted by email, portable document format (.pdf) or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Amendment shall have the same effect as the physical delivery of the paper document bearing the original signatures.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been executed by the Parties through their duly authorized representatives as of the Amendment Effective Date.

OISHI KOSEIDO CO., LTD.		SCILEX PHARMACEUTICALS, INC.

By:	/s/ Ryoji Nonaka	By:	/s/ William Pedranti

Name:	Ryoji Nonaka	Name:	William Pedranti

Title:	President	Title:	President, Operations

Date:	September 3, 2018	Date:	September 3, 2018

ITOCHU CHEMICAL FRONTIER CORPORATION

By:	/s/ Kenji Hakoda

Name:	Kenji Hakoda

Title:	Managing Executive Officer
Chief Operating Officer
Pharmaceutical Division

Date:	August 30, 2018

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